Exhibit 99.1

Inception Growth Acquisition Limited Announces Extension of Business Combination Period and Additional Contribution to Trust Account to Extend Business Combination Period

New York, Sept. 11, 2023 (GLOBE NEWSWIRE) -- Inception Growth Acquisition Limited (NASDAQ: IGTA, the “Company”), a publicly traded special purpose acquisition company, announced today that at its special meeting of stockholders on September 8, 2023 (the “Meeting”), the Company’s stockholders voted in favor of the proposals to amend (i) its amended and restated certificate of incorporation; and (ii) the investment management trust agreement with Continental Stock Transfer & Trust Company, giving the Company the right to extend the date by which the Company has to consummate a business combination by nine times for an additional one (1) month each time from September 13, 2023 to June 13, 2024 by depositing into the trust account the lesser of (i) $100,000 and (ii) an aggregate amount equal to $0.04 multiplied by the number of common stock issued in the Company’s initial public offering. On September 8, 2023, the Company deposited $100,000 into the Company’s trust account (the “Trust Account”) in order to extend the period of time the Company has to complete a business combination for an additional one (1) month period, from September 13, 2023 to October 13, 2023. The purpose of the extension is to provide additional time for the Company to complete a business combination.

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Inception Growth Acquisition Limited

Investor Relationship Department
(315) 636-6638